Exhibit 99.1

Franklin Financial reports drop in 4th Quarter net income; contributes to YTD earnings slide

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $5,365,000 for 2012 compared to 2011 earnings of $6,569,000, a decrease of 18.3%. Net income for the quarter ended December 31, 2012 was $344,000 compared to 2011 fourth quarter earnings of $1,903,000.

On a per share basis, diluted earnings were $0.08 and $1.32 for the quarter and twelve months ended December 31, 2012 compared to $0.47 and $1.66 for the same periods in 2011.

“Earnings in the fourth quarter were significantly impacted by a tightening in net interest margin, lower non-interest income and increased nonrecurring expenses, which ultimately were a drag on revenue for the year. The nonrecurring expenses were related to a variety of items including legal expenses and penalties on the prepayment of high interest rate FHLB debt,” commented William E. Snell, Jr., president and CEO.

“As I commented previously, the economic recovery in south central Pennsylvania has lagged behind the overall national trend which has experienced a slight improvement despite the prolonged period of high unemployment, increased loan delinquency, and low interest rate environment. In general, credit quality remains a critical focus for many banks in the area, as values on real estate used for collateral remain low and businesses feel the effects of the economic downturn,” remarked Snell. “The factors that continue to challenge the financial services industry for the past several years include weak quality loan demand, compressed net interest rate margins, increased compliance costs and reduced fee income resulting from new regulations, as well as non-current loans and loan losses. We believe that strategic risk management is critical during periods of earnings compression like these.”

Total assets were $1.027 billion at December 31, 2012, a 3.7% increase from assets at December 31, 2011. Average deposits and repurchase agreements grew by 7.4% to $900.2 million, and average net loans slipped 0.5% to $751.5 million. At year-end, total deposits and repurchase agreements grew by 9.0% to $916.6 million, while net loans were down 1.8% to $743.2 million. In addition, the market value of trust assets under management increased by 8.1% to $520.4 million at December 31, 2012.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg, Pennsylvania. Its wholly-owned subsidiary, F&M Trust, has twenty-six community banking offices throughout Cumberland, Franklin, Fulton and Huntingdon counties located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is quoted on the OTCQB Market Tier of the OTC Markets under the symbol 'FRAF'.